Empire Resources Inc.

One Parker Plaza

Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

EMPIRE RESOURCES ANNOUNCES FIRST QUARTER OPERATING RESULTS

FORT LEE, NJ, May 15, 2006- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $2,420,000 for the first quarter of 2006, compared to net income of $2,224,000 for the first quarter of 2005, or an increase of 9% over the prior year’s results. Net income for the quarter increased to $0.24 per share on a fully diluted basis, as compared to net income for the same period in 2005 of $0.23 per share on a fully diluted basis. Compared with the same period last year the Company reported a 24% increase in revenues from $80,014,000 in 2005 to $99,569,000 in 2006 as well as a 19% increase in gross profit from $6,674,000 in 2005 to $7,927,000 in 2006.

Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia, New Zealand and Europe. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Contact:

David Kronfeld

917-408-1940

dkronfeld@empireresources.com

(Table Follows)

Condensed Consolidated Statement of Income

In thousands, except per share amounts

	Three Months Ended March 31,
	2006	2005

Net sales	$99,569	$80,014
Cost of goods sold	91,642	73,340

Gross profit	7,927	6,674
Selling, general and administrative expenses	2,625	2,556

Operating income	5,302	4,118
Interest expense	1,422	564

Income before income taxes	3,880	3,554
Income taxes	1,460	1,330

Net income	$2,420	$2,224

Weighted average shares outstanding:
Basic	9,752	9,599

Diluted	10,073	9,848

Earnings per share:
Basic	$0.25	$0.23

Diluted	$0.24	$0.23